Exhibit 4.14

Obligor Accession Deed Poll

THIS DEED POLL is made on 28 December 2006 and is supplemental to a security arrangement agreement dated 23 December 2004 made between, inter alios, STT Communications Ltd., STT Crossing Ltd., STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, GCUK and the Hedging Counterparties (the “Security Arrangement Agreement”).

Words and expressions defined in the Security Arrangement Agreement have the same meanings when used in this Deed Poll.

Fibernet Group Limited, Fibernet Limited and Fibernet UK Limited (the “New Obligors”) hereby agree with each other person who is or who has become a party to the Security Arrangement Agreement that with effect on and from the date hereof they will be bound by the terms of the Security Arrangement Agreement as Obligors as if they had originally been party to the Security Arrangement Agreement in that capacity.

The New Obligors confirm that their address details for notices in relation to Clause 9 (Notices) are as follows:

Address:	1 London Bridge
London
SE1 9BG
Facsimile:	020 7904 2927
Attention:	Bernard Keogh, Regional General Counsel, Europe

This Deed Poll shall be governed by and construed in accordance with English law.

IN WITNESS WHEREOF this Deed Poll has been duly executed on the date first above written.

FIBERNET GROUP LIMITED

By:	/s/ Jean F.H.P. Mandeville
Name:	Jean F.H.P. Mandeville
Title:	Director

By:	/s/ Tracey Butterfill
Name:	Tracey Butterfill
Title:	Secretary

FIBERNET LIMITED

By:	/s/ Jean F.H.P. Mandeville
Name:	Jean F.H.P. Mandeville
Title:	Director

By:	/s/ Tracey Butterfill
Name:	Tracey Butterfill
Title:	Secretary

FIBERNET UK LIMITED

By:	/s/ Jean F.H.P. Mandeville
Name:	Jean F.H.P. Mandeville
Title:	Director

By:	/s/ Tracey Butterfill
Name:	Tracey Butterfill
Title:	Secretary